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Pricing Supplement dated November 22, 1996                        Rule 424(b)(3)
(To Prospectus dated March 9, 1994 and                         File No. 33-52359
Prospectus Supplement dated March 9, 1994)



                        TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $10,000,000               Trade Date:  November 18, 1996
Issue Price:  See "Additional Terms          Original Issue Date:
  of the Notes"                             November 26, 1996
Interest Rate:  6.30%                    Net Proceeds to Issuer:  $9,860,000
Interest Payment Dates:  Monthly on the      Discount or Commission:  See
 26th of each month, commencing                "Additional Terms of the Notes"
 December 26, 1996
Stated Maturity Date:  November 26, 2003


________________________________________________________________________________




Day Count Convention:
    [x]  30/360 for the period from November 26, 1996 to November 26, 2003
    [ ]  Actual/365 for the period from               to
    [ ]  Other (see attached)


Redemption:
    [ ] The Notes cannot be redeemed prior to the Stated Maturity Date.
    [X] The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  November 26, 1998
        Initial Redemption Percentage:  100%
        Annual Redemption Percentage Reduction:  Not applicable

Repayment:
    [x] The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s): Not applicable
        Repayment Price:   Not applicable

Currency:
    Specified Currency:  U.S. dollars
        (If other than U.S. dollars, see attached)
    Minimum Denominations:
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
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                          ___________________________
                              Merrill Lynch & Co.

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                       ADDITIONAL TERMS OF THE NOTES



Redemption

         The Notes are subject to redemption by TMCC, in whole but not in part, on the Initial Redemption Date and on any Interest
Payment Date occurring in May or November thereafter subject to not less than 30 days' prior notice.

Plan of Distribution

         Under the terms of and subject to the conditions of a Distribution Agreement, dated as of October 17, 1991, as amended (the "Agreement"), between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 98.6% of the principal amount thereof. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices at the time of resale as determined by Merrill.

              Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.